Exhibit 99.1

FOR:	AMREP Corporation

620 West Germantown Pike, Suite 175

Plymouth Meeting, Pennsylvania 19462

CONTACT:	Robert E. Wisniewski

Executive Vice President and Chief Financial Officer

(610) 487-0902

AMREP REPORTS FIRST QUARTER FISCAL 2018 RESULTS

Plymouth Meeting, Pennsylvania, September 13, 2017 – AMREP Corporation (NYSE: AXR) today reported net income of $1,448,000, or $0.18 per share, for its 2018 first fiscal quarter ended July 31, 2017 compared to net income of $630,000, or $0.08 per share, for the same period of the prior year. Revenues were $11,326,000 for the first quarter of 2018 compared to $12,208,000 in 2017.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area and its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers.

FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,

	2017	2016

Revenues	$11,326,000	$12,208,000

Net income	$1,448,000	$630,000

Earnings per share – Basic and Diluted	$0.18	$0.08

Weighted average number of common shares outstanding - basic	8,063,000	8,042,000
Weighted average number of common shares outstanding - diluted	8,083,000	8,065,000

AMREP Corporation’s financial statements on Form 10-Q is expected to be filed jointly with this release and will be available on the Company’s website (www.amrepcorp.com/SECfiles).